UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.c. 20549

SCHEDULE 14A INFORMATION

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Anheuser-Busch Companies, Inc.

(Name of Registrant as Specified in Its Charter)

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April 3, 2008

[Selected Institutional Holders]

Re:  Right of Stockholders to Call
A Special Meeting

Dear [Name of Contact]:

I am writing to explain our bylaw provision on the right of stockholders to call a special meeting and to recommend that you vote against the stockholder proposal on this matter (Item 5) that is on the ballot for our annual meeting on April 23, 2008.

We recently amended our bylaws to allow holders of 25% of the outstanding shares to call a special meeting of stockholders.  The only limitations on this right are the exclusion of matters that are already on the ballot for a scheduled annual meeting or, for purposes other than the election of directors, matters that have been voted upon within the past 12 months.

A shareholder has proposed that the board amend the bylaws to reduce the ownership threshold for calling a special meeting to 10%.  We believe that a 10% threshold is too low.  Our 25% threshold enables a significant number of stockholders who consider a matter important to call a special meeting, while preventing small groups of stockholders from calling a special meeting on topics in which the majority of stockholders have little or no interest.  We believe this is the appropriate balance between the desires of stockholders to be able to call such meetings and the financial and administrative burden on the company from holding special stockholders meetings.

Institutional Shareholder Services (ISS) has recommended FOR this shareholder proposal.  ISS’s analysis explains why the right of stockholders to call a special meeting is desirable.  We agree with this and believe that  our current bylaw provision, which gives shareholders this right, addresses these concerns.

For these reasons, we believe that a vote AGAINST this proposal (Item 5) is in the best interests of our company and our stockholders.

If you have any questions regarding the matters discussed in this letter, please do not hesitate to contact me at 314-577-7370 or our proxy solicitor, Morrow & Co., LLC., toll-free at 1-800-662-5200.

Sincerely,

/s/ JoBeth G. Brown

JoBeth G. Brown
Vice President and Secretary